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PricewaterhouseCoopers LLP                               (LOGO)

                         REPORT OF INDEPENDENT ACCOUNTANTS
                          ON INTERNAL ACCOUNTING CONTROLS

To the Shareholders and Board of Directors of Lutheran Brotherhood Family of Funds

In planning and performing our audit of the financial statements of Lutheran Brotherhood Family of Funds (being comprised of Lutheran Brotherhood Opportunity Growth Fund, Lutheran Brotherhood Mid Cap Growth Fund, Lutheran Brotherhood World Growth Fund, Lutheran Brotherhood Fund, Lutheran Brotherhood High Yield Fund, Lutheran Brotherhood Income Fund, Lutheran Brotherhood Municipal Bond Fund, Lutheran Brotherhood Money Market Fund, Lutheran Brotherhood Growth Fund, Lutheran Brotherhood Value Fund and Lutheran Brotherhood Limited Maturity Bond Fund, hereafter referred to as the "Funds") for the year or period ended October 31, 1999, we considered the Funds' internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are appropriately safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure of future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
December 10, 1999